                                                                    Exhibit 11.0

Computation of Earnings per Share

The following represents the computation of earnings per share reflecting the assumption that the granted shares under the option and warrants plan which would be dilutive will be exercised.

                                                                               Three Months Ended
                                                                                    March 31,
                                                                         -----------------------------
                                                                             2004             2003
Net earnings applicable to common shareholders - basic                   $   336,707     $     267,980

Add: Dividend to preferred shareholders                                       15,000                --
                                                                         -----------     -------------

Net earnings - diluted                                                   $   351,707     $     267,980
                                                                         ===========     =============

Weighted average common shares outstanding                                12,409,619        12,308,321

Common share equivalents relating to stock options,
warrants and preferred stock                                               3,629,294            95,991
                                                                         -----------     -------------
Adjusted common and common equivalent shares for
diluted computation                                                       16,038,913        12,404,312
                                                                         ===========     =============
Net earnings per share:
    Basic                                                                $      0.03     $        0.02
    Diluted                                                              $      0.02     $        0.02

Anti-dilutive options, warrants and preferred stock not
included in the diluted earnings per share computations                      365,100         1,161,234
                                                                         ===========     =============

See notes to consolidated financial statements.